UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

———————
FORM 8-K/A
———————

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

———————
CORD BLOOD AMERICA, INC.
(Exact name of registrant as specified in its charter)
———————

Florida	000-50746	65-1078768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1857 Helm Drive, Las Vegas, NV 89119
(Address of principal executive offices) (Zip Code)

(702) 941-7250
(Registrant’s telephone number, including area code)

———————

Copies to:
Donald G. Davis, Esq.
Law Offices of Davis & Associates, Inc.
PO Box 12009
Marina Del Rey, CA 90295
Phone: (310) 823-8300
Fax: (310) 301-3370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

 On September 20, 2010, the Company entered into a Stock Purchase Agreement (the “Agreement”), with the Shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina  (‘Bio”), providing for the Company’s acquisition of a majority of the outstanding shares  of  Bio (the “Shares), and concurrently closed the stock purchase transaction on the same date.

Bio was established in 2004 in Buenos Aires, Argentina.  It is currently the second largest cord blood bank in Argentina.  In the spring of 2010, it opened its own laboratory operations at its Buenos Aires headquarters where it processes and stores  approximately 3,000 cord blood samples.

The company will continue to be managed by Mr. Diego Rissola, one of the founders and principal shareholders of the company.  Bio maintains its market presence through 12 branch offices throughout the Argentina and management has hopes of expanding its business into other South American Countries..

Under the Agreement, the Company paid $375,000 in cash at the closing, and is obligated to pay an additional $150,000 on October 20, 2010, as the fixed portion of the purchase price for the Shares.

 In addition, on October 20, 2010, the Company is obligated under the Agreement to pay $100,000 as an advance against contingent  “earn-out” compensation in 2010, and an second $100,000 as an advance against contingent earn-out compensation in 2011, to be earned by the Shareholders based on Bio’s 2010 and 2011 net income performance.

The Agreement provides that the Shareholders are to be paid contingent “earn-out” compensation in 2011 based on achieving certain levels of net income in 2010; and additional contingent “earn-out” compensation in 2012 based on achieving certain levels of net income in 2011.

2

The earn-out provisions are as follows for Bio’s 2010 fiscal year, which ends December 31, 2010:

- If Bio net profits exceed $186,000 in 2010, the Company has agreed to pay an additional earn-out of $700,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2010 earn-out, and the Shareholders will be entitled to be paid 20% of the amount by which 2010 Bio net income exceeds $186,000.

- If Bio net profits exceed $139,500 in 2010 but do not reach $186,000, the Company has agreed to pay an additional earn-out of $700,000 to the Shareholders,  plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2010 earn-out, but will not be entitled to be paid a percentage of Bio net income.

- If Bio net profits exceed $93,000 in 2010 but do not reach $139,500, the Company has agreed to pay an additional earn-out of $500,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2010 earn-out, but will not be entitled to be paid a percentage of Bio net income.

- If Bio net profits do not equal  $93,000 in 2010, no additional earn-out will be paid to the shareholders in 2011 for 2010, and the Shareholders are obligated to return to the Company,  a sum equal  the $100,000 payment advanced on October 20, 2010, toward the  Shareholders’ 2010 earn-out, along with interest, but less actual  net profits  earned by Bio in 2010.

The earn-out provisions are as follows for Bio’s 2011 fiscal year, which ends on December 31, 2011

 - If Bio net profits exceed $577,000 in 2011, the Company has agreed to pay an additional earn-out of $705,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2011 earn-out, and the Shareholders will be entitled to be paid 20% of the amount by which 2011 Bio net income exceeds $577,000

. - If Bio net profits exceed $432,750 in 2011 but do not reach $577,000, the Company has agreed to pay an additional earn-out of $705,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2011 earn-out, but will not be entitled to be paid a percentage of Bio net income.

- If Bio net profits exceed $288,500 in 2011 but do not reach $432,750, the Company has agreed to pay an additional earn-out of $350,000 to the Shareholders, plus the Shareholders will retain the $100,000 payment advanced  on October 20, 2010 toward the 2011 earn-out, but will not be entitled to be paid a percentage of Bio net income.

- If Bio net profits do not equal  $288,500 in 2011, no additional earn-out will be paid to the shareholders in 2012 for 2011, and the Shareholders are obligated to return to the Company,  the $100,000 payment advanced on October 20, 2010, toward the  Shareholders’ 2011 earn-out, along with interest, but less actual net profits earned by Bio in 2010.

The Agreement provides that the Shares purchased will be converted into Class Preferred A shares which in event of liquidation will have a right to a priority return of capital  equal to the purchase price paid for the Shares after the payment of all Bio creditors, and then will share pro rata in any remaining capital of Bio. The Shares are pledged by the Company to secure its performance under the Agreement, and the Company is given a first right of refusal in the even the Shareholders proposed to sell their remaining shares.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(see Item 1.01 above)

Item 9.01  Exhibits and Financial Statement Schedules.

The following documents are filed as a part of this report or incorporated herein by reference:

99.1  Stock Purchase Agreement, dated September 20, 2010.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.

Date: September 24, 2010	By:	/s/ Matthew L. Schissler
Matthew L. Schissler
Chief Executive Officer

4